Broker-Dealers Licensed to Sell Variable

Annuities and/or Variable Life Insurance

under Federal Securities and State Insurance Laws

BROKER-DEALER SELLING AGREEMENT

THE PENN MUTUAL LIFE INSURANCE COMPANY (hereinafter called “Penn Mutual”) and Hornor, Townsend & Kent,

Inc. (hereinafter called “Distributor” or “HTK”) enter into this Agreement with

(hereinafter called “Broker-Dealer”) on this date                    , 20             and agree as follows:

WITNESSETH:

WHEREAS, Penn Mutual is in the business of issuing annuity and life insurance contracts to the public;

WHEREAS, Distributor is a wholly owned subsidiary of Penn Mutual, is registered as a broker-dealer under the Securities Exchange Act of 1934, is a member of FINRA, and is assisting Penn Mutual in the distribution of such contracts;

WHEREAS, Broker-Dealer is properly licensed to sell variable annuity and variable life insurance contracts under the insurance laws of the state(s) in which Broker-Dealer will act under this agreement, is registered as a Broker-Dealer under the Securities Exchange Act of 1934 and is a member of FINRA;

NOW THEREFORE, in consideration of these promises and mutual covenants herein contained, the parties agree as follows:

1. Appointment of Broker-Dealer.

1.1	Subject to the terms and conditions of this agreement, Penn Mutual and Distributor appoint Broker-Dealer as a non-exclusive Broker-Dealer for the solicitation of applications for, and the servicing of, annuity and/or variable life insurance contracts identified in the schedule(s) attached hereto, and Broker-Dealer accepts such appointment. The annuity and/or variable life insurance contracts identified in the schedules(s) are referred to herein as “Contracts”.
1.2	Broker-Dealer and its representatives shall be independent contractors as to Penn Mutual and Distributor and, subject to the terms and conditions of this agreement, free to exercise their own judgment as to the time, place and means of performing all acts hereunder. Nothing in this agreement is intended to create a relationship of employer and employee as between Penn Mutual or Distributor, on the one hand, and representatives of Broker-Dealer on the other.

2. Sale of Contracts.

2.1	Broker-Dealer shall use its best efforts to solicit applications for Contracts from persons for whom the Contracts are suitable, and to service such Contracts in accordance with the terms and conditions of this agreement.
2.2	All applications for Contracts shall be made on application forms authorized by Penn Mutual. Broker-Dealer shall diligently review all such applications for accuracy and completeness and shall take all reasonable and appropriate measures to assure that applications submitted to Penn Mutual are accurate and complete.
2.3	All payments collected by Broker-Dealer for Penn Mutual shall be received in trust and shall be remitted immediately together with all required documentation, to Penn Mutual at the address indicated on the application or to such other address as Penn Mutual may specify in writing. All checks or money orders for payment under Contracts shall be drawn to the order of Penn Mutual.
2.4	All applications are subject to acceptance or rejection by Penn Mutual in its sole discretion. Penn Mutual may at any time in its sole discretion discontinue issuing the Contracts or change the form and content of new Contracts to be issued.
2.5	In soliciting applications for Contracts, Broker-Dealer may not accept risks of any kind for or on behalf of Penn Mutual and may not bind Penn Mutual by promise or agreement or alter any Contract in any way.

3. Compensation.

3.1	In consideration of and as full compensation for the services performed in accordance with this agreement, Broker- Dealer will receive compensation from Penn Mutual as set forth in the schedule(s) attached to this agreement.
3.2.	Should Penn Mutual for any reason return any payment made under a Contract to the payor, Broker-Dealer shall repay Penn Mutual the total amount of any compensation that Penn Mutual may have paid with respect to such payment.
3.3	Broker-Dealer may not withhold or deduct any part of any premium or other payment due Penn Mutual for payment of compensation under this agreement or for any other purpose. The right of Broker-Dealer to receive any compensation under this agreement shall at all times be subordinate to the right of Penn Mutual or Distributor to offset or apply such compensation against any indebtedness of Broker-Dealer to Penn Mutual or Distributor.

3.4	Penn Mutual may, in its sole discretion, change the amount, terms and conditions of compensation with respect to payment received by Penn Mutual under Contracts.
3.5	Penn Mutual shall not be obligated to pay any compensation which would be in violation of applicable laws of any jurisdiction, anything in this agreement to the contrary notwithstanding.

4. Compliance With Insurance Laws and Regulations.

4.1	Broker-Dealer and its representative shall not solicit applications for Contracts in any state or jurisdiction unless they are duly licensed and qualified to do so under the applicable state securities laws and insurance laws and regulations of the state or jurisdiction and unless Penn Mutual has notified Broker-Dealer that the Contracts have been approved for sale in the state or jurisdiction.
4.2	Penn Mutual may at any time, in its sole discretion, withhold or withdraw authority of any representative of Broker-Dealer to solicit applications for the Contracts. Upon Penn Mutual giving written notice to Broker-Dealer of its withdrawal of authority of a representative to solicit applications, Broker-Dealer shall immediately cause any such representative to cease all such solicitations.
4.3	Broker-Dealer shall notify Penn Mutual in writing immediately of the termination of the employment or affiliation of an employee or representative who is an appointed agent of Penn Mutual pursuant to this agreement.
4.4	Broker-Dealer shall keep accurate and complete books and records of all transactions relating to the solicitation of applications and for servicing Contracts. The books and records shall be made available to Penn Mutual for inspection upon reasonable request.
4.5	If Broker-Dealer solicits applications for variable life insurance contracts under this agreement, Broker-Dealer and its representative shall ensure compliance with current standards of suitability.
4.6	Broker-Dealer and its representatives shall comply with all applicable insurance laws and regulations in soliciting applications for and servicing Contracts. Broker-Dealer shall be fully responsible for all acts of its representatives in soliciting applications for and servicing Contracts.

5. Compliance With Securities Laws.

5.1	Broker-Dealer shall not solicit applications for variable annuity or variable life insurance contracts unless Penn Mutual or Distributor has notified Broker-Dealer that a registration statement required under the Securities Act of 1933 is effective as to such contracts and unless Broker-Dealer is duly registered as a broker-dealer under the Securities Exchange Act of 1934, is a member in good standing of the Financial Industry Regulatory Authority (i. e., FINRA) and is duly licensed under any applicable securities laws of the state or jurisdiction in which Broker-Dealer engages in such activity.
5.2	Penn Mutual or Distributor shall furnish Broker-Dealer with copies of the current prospectuses (and current supplements thereto) required to be used in soliciting application for variable annuity and/or variable life insurance contracts.
5.3	Broker-Dealer and its representatives shall comply with all applicable securities laws and regulations and with the rules of FINRA in soliciting applications for and servicing variable annuity and/or variable life insurance contracts. Broker-Dealer shall be fully responsible for all acts of its representatives in soliciting applications for and servicing variable annuity and/or variable life insurance contracts.

6. Protection and Confidentiality of Customer Information.

6.1	Under the federal and state privacy statutes, financial institutions are: restricted from sharing their customers’ nonpublic personal information with third parties; required to adopt policies and procedures designed to safeguard customer information and records; and are required to provide clients with information on its’ privacy policies and procedures on an annual basis. Penn Mutual and HTK have privacy policies and have procedures in place to ensure the confidentiality of customer information, and Broker-Dealer and its representatives are responsible for knowing and following them. Penn Mutual and HTK’s policies and procedures apply both to its proprietary information and to customers’ personal information.
6.2	Any customer information obtained pursuant to a Penn Mutual and/or HTK product or transaction is considered to be information belonging to Penn Mutual and/or HTK, and Penn Mutual and/or HTK are obligated to ensure its confidentiality. Broker-Dealer and its officers, employees and representatives are prohibited from obtaining, using, or disclosing nonpublic personal information about customers, except as required to provide requested products and services to customers. This means that any Penn Mutual and/or HTK customer information that Representative has access to can be used ONLY for the purpose of processing and servicing Penn Mutual and/or HTK products. Sharing of Penn Mutual and/or HTK customer information with third parties is otherwise prohibited without the customer’s written consent. There are a limited number of exceptions to this prohibition, including in response to subpoenas and regulatory agency requests. Before responding to such requests for information, Broker-Dealer and it representative must inform the home office of Penn Mutual and HTK and their Law Department of such request.

7. Advertisements, Sales Literature.

7.1	Broker-Dealer shall not print, publish, distribute or use any advertisements, sales literature or other writing relating to the Contracts unless such advertisements, sales literature or other writing shall have first been approved in writing by Penn Mutual and Distributor.
7.2	Broker-Dealer shall exercise care not to misrepresent the Contracts or Penn Mutual and shall make no oral or written representation which is inconsistent with the terms of the Contracts or with the information in any prospectus or sales literature furnished by Penn Mutual, or it misleading in any way.

8. Anti-Money Laundering.

8.1	The parties hereto will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions, including, without limitation, applicable provisions of the Bank Secrecy Act and USA PATRIOT ACT of 2001, as well as regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control. In addition, all parties agree to take all necessary and appropriate steps, consistent with applicable laws and regulation, and to obtain, verify and retain information with regard to client and/or account owner identification and source of funds for its customers.

9. Indemnification.

9.1	Broker-Dealer shall indemnify and hold harmless Penn Mutual and Distributor, and each director and officer of Penn Mutual and Distributor, against any losses, claims, damages or liabilities, including but not limited to reasonable attorneys fees and court costs, to which Penn Mutual or Distributor and any such director or officer may become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices (including but not limited to selling away) by Broker-Dealer or its officers, employees or representatives, or the failure of Broker-Dealer, its officers, employees or representatives to comply with the provisions of this agreement, or the willful misfeasance, bad faith, negligence or misconduct of Broker-Dealer, its officers, employees, or representatives in the solicitation of applications for and the servicing of Contracts, and/or in the supervision by Broker-Dealer of its representatives and/or Broker-Dealer’s failure to adequately screen and supervise its officers, employees or representatives prior to and during their sale of Penn Mutual products.
9.2	Penn Mutual and Distributor shall indemnify and hold harmless Broker-Dealer and each officer or director of Broker-Dealer against any losses, claims, damages or liabilities, joint or several, including but not limited to reasonable attorneys fees and court costs, to which Broker-Dealer or such officer or director becomes subject, under the securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, required to be stated therein or necessary to make the statements therein not misleading, contained in any registration statement or any post-effective amendment or supplement to the prospectus, or in any sales material written by Penn Mutual or Distributor.
9.3	In the event Penn Mutual suffers a loss resulting from Broker-Dealer activities, Broker-Dealer hereby assigns any proceeds received under its fidelity bond to Penn Mutual to the extent of such losses. If there is any deficiency amount, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay Penn Mutual such amount on demand, and Broker-Dealer shall indemnify and hold harmless Penn Mutual from any such deficiency and from the costs of collection thereof (including reasonable attorneys’ fees).

10. Complaints, Investigations & Proceedings.

10.1	Broker-Dealer shall promptly notify Penn Mutual and Distributor of any allegation that Broker-Dealer or any of its representatives violated any law, regulation or rule in soliciting applications for or servicing Contracts, and shall provide Penn Mutual with full details, including copies of all legal documents pertaining thereto.
10.2	Broker-Dealer shall cooperate fully with Penn Mutual and Distributor in any regulatory investigation or proceeding or judicial proceeding involving the solicitation of application for and servicing Contracts by Broker-Dealer or any of its representatives.

11. Nonwaiver.

11.1	Forbearance by Penn Mutual or Distributor to enforce any rights under this agreement shall not be construed as a waiver of any of the terms and conditions of this agreement and the same shall remain in full force and effect. No waiver of any provision of this agreement shall be deemed to be a waiver of any other provision, whether or not similar, nor shall any waiver of a provision of this agreement be deemed to constitute a continuing waiver.

12. Amendment.

12.1	Penn Mutual reserves the right to amend this Agreement at any time. Broker-Dealer’s submission of an application for a Contract after notice of any such amendment shall constitute agreement of Broker-Dealer to such amendment.

13. Termination and Assignment.

13.1	This agreement may be terminated by any party, with or without cause, upon giving written notices to the other parties. This agreement shall automatically terminate if Broker-Dealer is adjudicated as bankrupt or avails itself of any insolvency act, or if a permanent receiver or trustee in bankruptcy is appointed for the property of Broker-Dealer or is no longer an active member of FINRA. Upon termination of this agreement, with or without cause, all authorizations, rights and obligations shall cease, except the rights and obligations set forth in sections 6, 8 and 9 of this agreement and the obligations to settle accounts hereunder, including the immediate forwarding of all payments received by Broker-Dealer under Contract to Penn Mutual, and except as may be expressly stated otherwise in this agreement.
13.2	This agreement may not be assigned without the written consent of all parties.

14. Governing Law.

14.1	This agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles. Both parties agree that should any dispute between the parties result in litigation, either as a result of this contract or otherwise, that each waives the right to trial by jury. In all cases where a party seeks relief in connection with this Agreement in a court of competent jurisdiction, the exclusive forum and venue shall be federal court of the Eastern District of the Commonwealth of Pennsylvania or the Common Pleas Court of Montgomery County, Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written.

THE PENN MUTUAL LIFE INSURANCE CO.
Name of Broker-Dealer

By:	By:
Signature	Signature

Name	Name

Title	Title

HORNOR, TOWNSEND & KENT, INC.

By:
Signature

Name

Title	PM3747 1/11

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